Exhibit 14.1

NELNET CODE OF CONDUCT - LEADING BY EXAMPLE
November, 2007

GUIDANCE NOTES
THE NEED FOR INDIVIDUAL JUDGMENT
While no code of conduct can address the appropriate behavior for every situation, the Nelnet Code of Conduct generally specifies the standards of behavior expected of each associate. Nelnet relies on each associate to make a judgment of what is right and proper in any particular situation. If you are having difficulty determining whether taking a certain action is appropriate, you should consider the following questions:

        o    Is the action legal?
        o    Does the action "feel" right?
        o    Could it be justified to others at Nelnet or to our stakeholders?
        o    Could we defend the action if it appeared in the local newspaper?
        o    Does it comply with Nelnet standards and policies?
        o    Could the action negatively affect Nelnet's reputation?
        o    Is the action ethical?

SEEKING FURTHER GUIDANCE?
Each of the standards set out in this Code of Conduct is explained in more detail in the Nelnet Associate Handbook, and business compliance policies. These are available from your local People Services Consultant or can be accessed from the Nelnet Portal. If you have any practical questions arising from this document, you should contact your People Services Consultant or the Legal Department.

Each associate as well as Nelnet's officers and our Board of Directors are expected to understand and comply with the Nelnet Code of Conduct.


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CONTENTS

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 Code                                  Section                            Page
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         Introduction                                                      3
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         Summary of Nelnet Enterprise Code of Conduct                      4
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   1     Comply with laws, regulations and Nelnet standards                5
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   2     Speak up                                                          6
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   3     Reject bribery and corruption                                     7
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   4     Avoid being compromised by gifts and entertainment                8
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   5     Prevent fraud and financial misrepresentation                     9
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   6     Avoid conflicts of interest                                     10-11
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   7     Protect and ensure proper use of company assets                   12
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   8     Know the SEC rules and trade only when you cannot be              13
         considered to possess insider information.
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   9     Accurately represent Nelnet always and never mis-sell or          14
         misrepresent Nelnet products or services.
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  10     Resolve customer complaints quickly and fairly                    15
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  11     Respect confidentiality and protect data                          16
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  12     Treat our people fairly                                         17-18
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  13     Be open and honest with our regulators                            19
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  14     Adhere to the Nelnet Student Loan Code of Conduct               20-21
-------- -------------------------------------------------------------- --------
  15     Adhere to the Fee Based Business Segment Guiding Principles     22-23
-------- -------------------------------------------------------------- --------
         Compliance and Enforcement                                        24
-------- -------------------------------------------------------------- --------

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INTRODUCTION

I believe our corporate vision to make educational dreams possible is a noble one. Our vision is created with the purpose of helping people better themselves through education, and it is the number one reason I come to work everyday. If you think of the countries in the world today that are great nations, and conversely of the nations that are struggling, you can generally trace a country's success or failure back to the educational opportunities of that nation's populace.

The Nelnet Code of Conduct is not meant to be all-encompassing. It is not written to cover every workplace or ethical dilemma you will face, but it is meant to help you recognize potential issues and understand how to deal with them. In our day-to-day business dealings, each of us relies on our good judgment and experience to ensure we make the right decisions to fulfill our vision. It's our responsibility to our customers, our associates, and to the communities in which we live and work to act with integrity in every situation. Of course, common sense suggests that business conduct issues are not always black and white. This is where the Nelnet Code of Conduct can help. While no document can address every possible issue that you may encounter while performing your job, we have designed the Code to provide you a starting point with very clear avenues of escalation when you have concerns related to your work.

Nelnet's Code of Conduct applies to and serves as a guide for each of us- sales, marketing, operations, shared services, management, and board members- as we strive to do business with the highest degree of honesty and integrity. This document not only summarizes key policies, but provides practical applications that you can use as a guide and reference. I encourage you to become familiar with these policies, and look to our web site for more details about the values and principles we consider critical to a successful organization. We will continue to amend this document as new regulations and guidelines are adopted.

Each of us is responsible for adhering to a high standard of conduct. I have committed to these principles, and by working at Nelnet you need to do the same.

Jeff Noordhoek, President, Nelnet

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NELNET ENTERPRISE CODE OF CONDUCT

1. COMPLY WITH LAWS, REGULATIONS AND NELNET STANDARDS: we must comply with the spirit, not just the letter, of relevant laws, regulations and Nelnet standards as outlined in this code and other Nelnet policies. We expect Nelnet associates to deal fairly with all Nelnet stakeholders.

2. SPEAK UP: we must speak up if we suspect any actual, planned or potential behavior that may breach any laws, regulations or Nelnet standards.

3. REJECT BRIBERY AND CORRUPTION: we must not give or accept bribes or engage in any form of corruption.

4. AVOID BEING COMPROMISED BY GIFTS AND ENTERTAINMENT: we must not offer, give or accept inappropriate gifts or benefits, as defined later in this document, to or from third parties.

5. PREVENT FRAUD AND FINANCIAL MISREPRESENTATION: we must comply with laws, regulations and Nelnet standards on financial integrity and fraud prevention.

6. AVOID CONFLICTS OF INTEREST: we must take steps to avoid conflicts of interest. If we identify potential conflicts of interest, we must take action to resolve and manage them in an open and honest manner.

7. PROTECT AND ENSURE PROPER USE OF COMPANY ASSETS: we must protect Nelnet's assets and ensure that they are used efficiently and for legitimate business purposes.

8. KNOW THE SEC RULES AND TRADE ONLY WHEN YOU CANNOT BE CONSIDERED TO POSSESS INSIDER INFORMATION: we must comply with Nelnet's Securities Trading Policy.

9. ACCURATELY REPRESENT NELNET ALWAYS AND NEVER MIS-SELL OR MISREPRESENT NELNET PRODUCTS OR SERVICES: we must comply with laws, regulations and Nelnet standards on mis-selling and advertising.

10. RESOLVE CUSTOMER COMPLAINTS QUICKLY AND FAIRLY: we must ensure that all complaints are resolved quickly, fairly and recorded appropriately.

11. RESPECT CONFIDENTIALITY AND PROTECT DATA: we must respect laws, regulations and Nelnet standards governing confidentiality of information and data protection.

12. TREAT OUR PEOPLE FAIRLY: we must treat our colleagues with fairness and respect, help them to grow, enable individuals to make a difference and teams to win.

13. BE OPEN AND HONEST WITH OUR REGULATORS: we must demonstrate exemplary governance wherever we are.

14. FOR FFELP BUSINESS SEGMENTS, COMPLY WITH THE STUDENT LOAN CODE OF CONDUCT. There are specific guidelines for those involved in student lending activities as noted later in this document.

15. FOR FEE-BASED BUSINESS SEGMENTS, comply with the Fee-Based Business Segment Guiding Principles as noted later in this document.


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1. COMPLY WITH LAWS, REGULATIONS AND NELNET STANDARDS.
We must comply with the spirit, not just the letter, of relevant laws, regulations and Nelnet standards. We expect Nelnet associates to deal fairly with all Nelnet stakeholders.

WE DEMAND THE HIGHEST ETHICAL STANDARDS IN CARRYING OUT OUR BUSINESS ACTIVITIES:

        o We must act with integrity and honesty in all circumstances and at all times with all parties.

        o We must all comply not just with the letter but also with the spirit of all relevant legal and regulatory requirements. This means that we will follow the underlying principles of laws and regulations as well as following their exact wording.

        o We will not participate in any transaction that would violate the laws, rules or regulations of any country, state, county or city in which Nelnet conducts business.

        o We will not take unfair advantage of anyone, including customers, suppliers, competitors or our associates, through manipulation, concealment, misrepresentation or other unfair dealings.

        o We are each individually responsible for complying with laws and regulations and Nelnet standards will be held accountable for doing so

        o       Violations are not acceptable.

        o The practices of competitors or others in the market do not necessarily make such activities acceptable.

        o Revenue opportunities will not take priority over protecting our reputation; taking shortcuts to achieve revenue targets is not acceptable.

WHY IS THIS IMPORTANT?
As associates, we are the representatives of Nelnet. It is everyone's responsibility to ensure compliance with all laws, regulations, and Nelnet standards in the markets in which we operate. Our reputation is built on "doing the right thing" as well as complying with the law. Therefore, each of us should strive to always deal honestly and ethically with each other, our Board members, officers, advisors, customers, suppliers and competitors when working for Nelnet.

WHAT MUST WE DO?
If we discover that we are unintentionally violating a law, regulation or Nelnet standard, we must stop immediately. We must report the matter immediately to management and the Legal department. In some instances you may wish to consider using our Speak Up process (SEE SECTION 2).

WE MUST COMPLY WITH THE LAWS AND REGULATIONS OR NELNET STANDARDS, WHICHEVER IS STRICTER.

If we have any doubts about what we should do, or what course of action we should take, we must contact the Legal department. They will provide guidance about applicable laws, regulations and Nelnet standards.


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Q: Why do I have to observe these kinds of standards when some of our competitors seem to ignore them?
A: Nelnet standards reflect our values, and values are not abandoned simply because others do not share them with us. These are the standards which we follow, regardless of what competitors are doing.
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2. SPEAK UP.
We must Speak Up if we suspect or identify any perceived, actual, planned or potential behavior that may breach any laws, regulations or Nelnet standards, including this Code of Ethics.

WHAT DOES SPEAK UP MEAN?
The Speak Up process is a way to raise concerns, in confidence, about misconduct and malpractice. We encourage Speak Up by providing associates with a confidential and secure means to raise concerns. The process is outlined below.

WHY IS THIS IMPORTANT?
Misconduct and malpractice damages our reputation and the trust placed in us by our stakeholders. We are committed to maintaining a culture of ethics, integrity and openness by providing effective procedures to speak up. It is important that we can speak up when we have genuine concerns.

WHAT MUST WE DO?
We must, and for some types of suspicious activity, are legally obliged to, speak up if we suspect any actual, planned or potential behavior that is illegal or unethical. Concerns should normally be raised with management. Where we feel unable to do this, procedures are available in the Audit section of the portal for our concerns to be directed to Nelnet's Audit committee Chairperson, an independent member of the Board of Directors If there is a question of ethics, you can contact AskEthics through e-mail.

NELNET'S COMMITMENT:
Remember, we do not have to be 100% sure. If we have a genuine suspicion, we should speak up and explain our concerns. It may just be a mistake in the system or process, rather than deliberate wrongdoing. Any concerns raised will be recorded, reviewed, and where appropriate, promptly investigated. Feedback will be provided. Please note that Speak Up is not a mechanism to raise general complaints.

Nelnet will not tolerate the retaliation toward or victimization of anyone who speaks up. Remember, Speak Up is an essential part of our values. No one will be disadvantaged for Speak Up, unless the main aim is to cause deliberate damage.


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Q: What kinds of things should be reported under the Speak Up process?
A: Breaches of laws, regulations or Nelnet standards, frauds or other criminal acts and similar serious incidents, which you believe have not already been reported or investigated appropriately. You should also report any issue which you believe may pose a reputation risk to Nelnet or is unethical. You should NOT use the policy to raise grievances or act in bad faith against colleagues.

Q: Can I speak up without giving my name?
A: Yes. The Speak Up process allows for this. However, we encourage you to provide your name so we will be able to provide you with feedback on your report or seek clarification of the issues.
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3. REJECT BRIBERY AND CORRUPTION.
We must not give or accept bribes or engage in any form of corruption

WHY IS THIS IMPORTANT?
Bribery and corruption would damage our business and undermine our values. We oppose all forms of bribery and corruption. Nelnet aims to promote the best standards of socially responsible business in the markets in which we operate.

Improper influence of government officials or others is against the law and will not be tolerated. There are legal and company-sanctioned methods of working with government and regulatory officials.

WHAT MUST WE DO?
We must follow the guidance of the Nelnet Code of Conduct and any other laws, regulations and Nelnet standards.

WE MUST:
Report the incident if we suspect an approach from anyone may be aimed at seeking or offering personal payments or favors. We must report our suspicions immediately. Reports must be made to your management and the Legal department.

WE MUST NOT:
        o Use corporate funds (directly or indirectly) to support any political party or candidate. Note: The Nelnet PAC continues to be a viable way to legally channel funds to positively affect legislative outcomes on behalf of Nelnet.
        o Offer or make any kind of unofficial or unorthodox payment or benefit to government officials or others with decision-making power over Nelnet's or our own personal affairs.
        o Offer to pay a customer or potential customer for their business outside of a legitimate sale and contract.
        o       Accept any kind of unofficial or unorthodox payment or benefit.


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Q: A Nelnet representative is on a school visit with a university executive. The university executive indicates that he would like to expand his relationship with Nelnet on many fronts, including sending substantial loan volume to Nelnet, but we would need to make it worth his while. Is it legitimate for the Nelnet representative to offer scholarships to the university in order to get the business?
A: No. Such an arrangement would be in violation of laws, regulations, and Nelnet standards and is, in essence, a bribe.
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4. AVOID BEING COMPROMISED BY GIFTS AND ENTERTAINMENT.
We must not offer, give or accept inappropriate gifts or benefits to or from third parties.

WHY IS THIS IMPORTANT?
Gifts and entertainment are a part of most business relationships. Gifts can be in many forms including trips, tickets, cash, quid pro quo arrangements, discounts, hotel accommodations or anything that is deemed to be of value by the recipient. Problems arise when they begin to compromise or influence - ?or even appear to be designed to compromise or influence -? business relationships. For this reason, we are not allowed, as a general rule, to offer, give or accept gifts or other benefits to or from any customer, supplier, government official or prospect outside of the guidelines below.

        o For FFELP related business segments, the giving of gifts is limited to items of $10 or less in value. See the Student Loan Code of Conduct (Section 14 of this document) for additional guidance.

        o For Fee-Based related business segments: expenditures for meals and entertainment should not exceed the amounts outlined in the Nelnet Travel policy and/or the Nelnet affiliate travel policy. Very limited exceptions to this limit will be granted for high cost of living cities such as New York, San Francisco or Toronto.

        o Offering and accepting reasonable business entertainment and hospitality - it must be appropriate at the level at which the associate works in the business segment concerned.

        o Gifts received must be declared to management, (within seven business days), recorded and dealt with in compliance with policy.

        o Corporate gifts and mementos given must be tasteful, not of excessive value, and conform to Nelnet's guidelines. A gift should not be cash or anything that can easily be converted to cash. An example of an inappropriate gift is a gift card to a store or which can be used as cash.

WHAT MUST WE DO?
        o Increase our awareness and sensitivity to gifts and entertainment in our business relationships. If you gave or received something of value in the past, confirm that you are in compliance with the new rules.

        o Understand the nature of quid pro quo arrangements. Most people think that cash needs to change hands for a violation of the code of conduct to occur. This is not the case. Trading services for services/products can also be a code violation.


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Q: A customer wants to send me two tickets to a football game, with a note attached saying "Thanks for your business over the year. Enjoy!" Can I accept them? When the tickets arrive, they are for the final game and there are two airplane tickets enclosed to a sunny place. What should I do?
A: As enjoyable as this event would be, especially if your favorite team was playing, accepting the airplane tickets would exceed acceptable guidelines. If the customer attended the game with you and you paid for your own ticket and travel expenses, you could enjoy the game with the customer.
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5. PREVENT FRAUD AND FINANCIAL MISREPRESENTATION.
We must comply with laws, regulations and Nelnet standards on fraud prevention. This includes compliance with Nelnet's accounting and business expense policies.

WHY IS THIS IMPORTANT?
Fraud involves obtaining a benefit, often financial, by deception. Fraud is illegal, costly to our business, and can also affect our reputation and undermine the confidence of our stakeholders. Therefore, it is imperative that Nelnet associates are not involved in or knowingly contributing to any form of fraudulent act. It is also imperative that Nelnet's financial condition is transparent and is presented accurately to our stakeholders.

WHAT MUST WE DO?
We all need to follow these key principles:
        o Training and awareness - ensure that we participate in all required training programs related to fraud and financial transparency. Only in this way will we be aware of what fraud is and how it is perpetrated.

        o Know your customer -? identify transactions which are inconsistent with the normal course of business, or which do not match the normal pattern of activity. Any exceptions to process or procedure should be questioned to ensure the rationale is clearly understood and documented.

        o Report suspicious activities immediately to management or to the anonymous email box, located in the Audit section of the portal (HTTPS://WWW.NELNET.NET/AUDIT/DEFAULT.ASP), which is managed by Nelnet's Audit Committee Chairperson, an independent member of the Board of Directors.

        o Disclose changes in business conditions that represent a material nonpublic event as required by law.

        o       Follow Nelnet's accounting and business expense policies.

        o Ensure that all of Nelnet's public disclosures, including those we provide to or file with the SEC, are accurate, complete, timely and understandable.

WHAT MUST WE NOT DO?
        o Falsify or alter the recording of data to conceal or distort financial statements or the nature of the activity.
        o Provide company data or other private information to unauthorized personnel.
        o       Ignore suspicious activity


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Q: I believe that a Nelnet associate may be involved in fraud, but I am not sure, and it is a fairly serious thing to say about somebody. Do I have to report it?
A: Yes, you must report it and Speak Up. You do not have to be sure, and you do not have to have foolproof evidence to back you up. All that is required is a suspicion - that is, a belief that fraud is or could be occurring given what you know about the associate's behavior, and that alone is a sufficient basis for a report.

Q: I am being encouraged by my people manager to defer sizable expenses from one period to a later one, so that the profit for her business segment is increased. Is this a reportable item?
A: Yes, Nelnet does not condone manipulation of expense and revenue from one accounting period to another. According to GAAP (accounting standards), revenue and expense must always be matched.
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6. AVOID CONFLICTS OF INTEREST.
We must take steps to avoid conflicts of interest. If we identify potential conflicts of interest, we must take action to resolve and manage them in an open manner.

WHAT ARE CONFLICTS OF INTEREST?
Conflicts of interest can take many forms, and these can be actual, potential or perceived; all must be avoided. Broadly, there are two categories of conflicts:

PERSONAL CONFLICTS OF INTEREST are defined as when there is potential to put our personal interests or personal benefit ahead of those of Nelnet or a Nelnet customer. If your independent judgment is influenced or compromised by your personal interest in an activity, there is likely a potential conflict of interest.

BUSINESS CONFLICTS OF INTEREST are defined as when where Nelnet:
        o       Has a conflict of interest with a customer.

        o Favors a school interest over that of students or potential students.

        o Is acting for two or more customers who have a conflict of interest over the subject matter of engagement.

        o Has confidential information about an existing customer that could be used in another customer relationship.

WHY IS THIS IMPORTANT?
Whichever form they take, all conflicts of interest have two things in common:

        o They can expose our personal judgment and that of Nelnet to scrutiny and criticism. Even the perception of a conflict of interest can cause difficulties.

        o They can cause damage to Nelnet's reputation and possibly the associate's own personal standing.

WHAT MUST WE DO?
        o Identify all potential conflicts of interest: we must disclose them immediately to Nelnet management, or refer to the Speak Up process. (see section 2)

        o Be aware of perceptions of conflicts of interest. A perceived conflict of interest can be as damaging to Nelnet's reputation as a legitimate one.

        o Be transparent and open when we identify potential conflicts of interest. We must take action to resolve and manage them in an open manner. Relationships that involve or benefit a Nelnet officer or member of the Board of Directors, but which the Board is aware of and deems to be immaterial, will not be considered a conflict of interest.

        o       Educate ourselves on what constitutes a conflict of interest.

        o Avoid situations, recommendations and decisions where we can individually/financially benefit in an undisclosed manner as a result of Nelnet activities.

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        o       If you are asked to serve on the board of a K-12 institution or a college/university, special care must be taken. Consult with Nelnet Code of Conduct experts as to whether this is advisable, and if so, what disclosures must be made.

WHAT MUST WE NOT DO?
        o Take for ourselves or gain personally (or for members of our immediate family) from any opportunity that may be of interest to Nelnet that is discovered through the use of corporate property, information or position unless such opportunity is first offered to Nelnet and Nelnet determines not to pursue it.

        o Receive improper personal benefits as a result of our job at Nelnet.

        o       Try to resolve a conflict of interest on our own.

        o Engage in any business or secondary employment that interferes with our obligations and responsibilities to Nelnet.

        o Serve on the board of directors of any corporation not owned or controlled by Nelnet other than nonprofit, charitable, religious, or civic organizations, without the prior written approval Nelnet Executive Management.

        o Compete with Nelnet or directly or indirectly have a material financial interest (whether as an investor, lender, associate or other service provider) in any company that is selling supplies, furnishing services or otherwise doing business or competing with Nelnet, unless approved by Nelnet Executive Management.

        o Donate to organizations where the donation is in exchange for business or future business.


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PERSONAL CONFLICTS OF INTEREST
Q: My brother-in-law runs a printing business and I can arrange special rates for Nelnet. No one else gets these rates. Can I go ahead and use this company for Nelnet's business?
A: No, YOU personally may not. You need to declare the fact that you are related. Regardless of how effective your brother-in-law's printing services are, and however low his rates, it would look as if you had allowed your relationship with him to sway your judgment. Avoid the situation and declare your relationship; remove yourself from the decision making process and allow him to negotiate directly with someone in authority at Nelnet.

BUSINESS CONFLICTS OF INTEREST
Q: A customer of Nelnet asks a Nelnet associate for advice regarding its potential acquisition of another company, which is also an existing customer of Nelnet. Does this arrangement create a potential conflict of interest?
A: Yes. The existing customer may have provided Nelnet with confidential information in the course of the relationship, and it could be perceived that Nelnet is using this information for the benefit of another existing customer.

Q: I would like to create an advisory group to help me define how to best meet the needs of financial aid officers. They won't want to come unless it is fun and at a nice location. If I fly them to Las Vegas, does this constitute a conflict of interest?
A: Yes, paying for travel expense for a financial aid officer creates the appearance of a conflict of interest and is a violation of our Code of Conduct. To an outsider, it appears to be a quid pro quo arrangement where favorable treatment of the financial aid officers would induce them to give preferential treatment to Nelnet. Additionally, it raises concerns about waste and business imprudence that could detract us from our role as strong student and education advocates.
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7. PROTECT AND ENSURE PROPER USE OF COMPANY ASSETS.
We must protect Nelnet's assets and ensure that they are used efficiently and for legitimate business proposes.

WHAT ARE COMPANY ASSETS?
Company assets are anything owned by Nelnet, from computers to cars to pens. It also includes Nelnet's intangible assets such as ideas, Nelnet's brand, and software development, for example.

WHAT MUST WE DO?
As associates we must:
        o       Protect company assets so they are not lost, stolen or misused.

        o       Be efficient with assets under your control.

        o Use company assets only for legitimate business purposes, not for personal use.

        o       Use passwords for sensitive data documents

        o Follow corporate guidance for information stored on your PC or laptop.

WHAT MUST WE NOT DO?
        o       Leave laptops and Blackberries unprotected while we travel.

        o       Mix personal and business use of company assets.


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Q: I have a Nelnet computer monitor and printer in my remote office, is it okay for my spouse to use this for their home-based business also?
A: No. The equipment Nelnet provides is for Nelnet business proposes only; you may not use or let others use them for other purposes.
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8. KNOW THE SEC RULES AND TRADE ONLY WHEN YOU CANNOT BE CONSIDERED TO POSSESS
INSIDER INFORMATION.
We must comply with insider trading laws and Nelnet's Securities Trading Policy.

WHAT IS INSIDER TRADING?
Insider Trading is, but is not limited to, buying or selling in Nelnet stock while in possession of material non-public information ("Insider Information"). Insider Trading includes giving "tips" to another person or dealing on behalf of relatives, friends, or any other third parties based on Insider Information. Insider trading is illegal and unethical and will not be tolerated.

WHAT IS INSIDER INFORMATION?
"Insider information" can include earnings estimates, stock and dividend activity, changes of control or management, pending mergers, sales, acquisitions, reserves numbers or other significant business information or developments.

WHY IS THIS IMPORTANT?
        o To be the industry leader, we must act with integrity and honesty. We must avoid making personal gains through trading Nelnet stock when in possession of Insider Information.

        o Insider trading is prohibited under the terms of our employment with Nelnet. Any associate who engages in insider trading will be promptly disciplined, if not terminated from employment.

        o Insider Trading is a violation of Federal securities law and may result in stiff punishments, including going to prison.

WHAT MUST WE DO?
All associates are expected to comply with Nelnet's Securities Trading Policy ("NSTP").http://home.nelnet.info/prod/legal/pages/securities_trading_policy.aspx


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Q: What is "material non-public information"?
A: Material non-public information is information which, if it were widely known, would be likely to have an effect (either positive or negative) on the price of the securities to which it relates. In other words, a reasonable shareholder would consider the information important in making an investment decision. Therefore, information about a company's financial performance may be material, for example if it is going to announce an unexpected large profit. However, information that the company has changed one of its many suppliers is unlikely to be material. It is irrelevant whether the information is obtained by virtue of your employment or in a personal capacity.

Q: During an after-work meeting, one of my co-workers told me confidentially that one of their customers was about to issue an unexpected positive set of results. He suggested I buy more of the shares. Will it be insider trading if I do so?
A: Yes it will. The information is both material and, as far as you know, non-public. So you must not buy the shares.

Q. During a family get together you are asked specific questions about confidential and material matters concerning Nelnet. You share the information with your family and ask them all to keep the information confidential. Did you share insider information?
A. Yes, sharing confidential Nelnet information with anyone outside of authorized individuals violates insider trading guidelines.
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9. ACCURATELY REPRESENT NELNET ALWAYS AND NEVER MIS-SELL OR MISREPRESENT NELNET
PRODUCTS OR SERVICES.
We must comply with laws, regulations and Nelnet standards on mis-selling and advertising.

WHAT IS MIS-SELLING AND MISREPRESENTATION?
MIS-SELLING is the sale of a product or service to a customer without regard to the customer's interests, and is prohibited. Mis-selling exposes Nelnet to regulatory penalties, reputation damage and legal action by customers.

MISREPRESENTATION is providing inaccurate or misleading information about Nelnet, its products or services that will prevent our customers or stakeholders from making an informed decision.

WHAT MUST WE DO?
As associates, we must:
        o Not sell products or services to customers that will fail to meet their needs or without regard to the customer's interests.

        o Provide relevant and complete information to customers to ensure they have the best choice of product options.

        o Know enough about Nelnet's products, and about the customer's risk appetite, objectives, finances and personal circumstances. This enables us to judge the effect the products will have, and whether they will meet that customer's needs.

        o Make every effort to ensure that the customer understands the product and its risks, particularly with complex products.

        o Comply with Nelnet's advertising standards and ensure all advertisements are reviewed by the Legal/Policy team before they are launched.

        o Explain product features clearly both orally and in any marketing literature.


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Q: How could mis-selling occur?
A: Typically, mis-selling is associated with products or services when there may have been a failure to disclose all the associated risks or where a product or service will not meet a customer's needs. For example, a sales representative promises that a campus commerce product will work in all areas of the university when in reality the product works very well for the business office, but only for the business office.
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                                                                         Page 14
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10. RESOLVE CUSTOMER COMPLAINTS QUICKLY AND FAIRLY.
We must ensure that all complaints received are resolved quickly, fairly and recorded appropriately.

WHY IS THIS IMPORTANT?
Although our goal is to provide best in class customer service, we know that it is not reasonable to eliminate all complaints. Therefore, how we handle complaints is key to serving our customers. Customers who have complaints dealt with in a swift and timely manner are often more loyal than those who have encountered no problems at all. Complaints, if they are dealt with quickly and professionally, are an opportunity for us to improve our service to customers.

WHAT MUST WE DO?
Complaints must be dealt with in a courteous, efficient and timely manner, and in accordance with Nelnet standards or, if applicable, your team's policy for dealing with complaints. All customer complaints must be recorded in the appropriate place. Failure to follow these procedures can expose Nelnet to reputation damage, lawsuits and regulatory penalties (including fines).

If the complaint is justified, then it must be rectified quickly. A responsive approach will impress customers and enhance their perception of us. However, replies should not expose Nelnet to risk, such as litigation. We should always involve the Legal department if the complaint alleges fraud, illegality, or unethical behavior. Please follow established Nelnet escalation procedures when appropriate.


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Q: How should we handle the customer that calls in to the Call Center and states that they believe their personally identifiable data has been compromised by Nelnet?
A: We must clearly understand the legitimacy of the customer concern and address it is a timely and professional manner, following our established processes for potential security breaches. When we have addressed the immediate issue, we should then use process maps to determine where the error in process could have happened. We must communicate our findings quickly and professionally to the customer. We must also determine if the customer concern is an isolated instance or part of a larger population of customers affected.
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                                                                         Page 15
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11. RESPECT CONFIDENTIALITY AND PROTECT DATA.
We must comply with laws and regulations, and Nelnet standards governing confidentiality of information and data protection.

WHY IS THIS IMPORTANT?
Customers and associates are legally entitled to have the information they provide to Nelnet kept confidential; i.e. not disclosed to third parties other than those outlined in Nelnet's privacy policy. It can be a serious legal breach to reveal such information to anybody outside Nelnet. Since the information is entrusted to Nelnet, we must not disclose it unless we are absolutely sure we are legally permitted to do so. Breaches may lead to regulatory penalties as well as legal action. In addition, it may expose our customers to identity theft and be an inconvenience.

Special care is required regarding the public release of information concerning Nelnet's business, strategies, activities and plans, the disclosure of which could be of use to competitors, be harmful to Nelnet or our customers, if disclosed or influence investors trading in Nelnet securities. All media contact, public statements, and discussions of Nelnet business must be coordinated with Nelnet's Chief Communications Officer and should only be made by spokespersons that have been authorized by an officer of Nelnet.

WHAT MUST WE DO?
As an associate, we must ensure information is:
        o       Accurate and up-to-date, neither biased nor misleading.

        o       Used only for the purposes for which it was received.

        o       Kept only as long as is necessary.

        o       Held securely.

        o       Adequate and relevant, not excessive and unnecessary.

        o       Not disclosed except as permitted by law and Nelnet policy.

        o       Only distributed if proper authority has been given.

        o Company assets should be used only for Nelnet business purposes and not for personal gain. Company assets include not only the tangible (computers, offices) but also the intangible (information, intellectual property).

Failure to observe the above standards could also breach privacy laws in states in which we operate.

We must not assume that customer information can automatically be shared between business segments within Nelnet.


--------------------------------------------------------------------------------
Q: Are there any circumstances in which I can disclose customer information to a third party?
A: Yes, there are, but you must be extremely careful to comply with law and applicable privacy policy. Laws differ from state to state but generally information may be disclosed when the customer has consented to the disclosure; or Nelnet is legally compelled to disclose the information (e.g. by a court order or to its regulator under regulatory obligations); or Nelnet has to protect its assets (e.g. in cases of fraud or debt recovery). If you are in doubt, you must contact the Legal department.
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

12. TREAT OUR PEOPLE FAIRLY.
We will treat our associates with fairness and respect, helping them to grow and to make a difference.

WHY IS THIS IMPORTANT?
We owe a duty of care to all of our team members. Nelnet seeks to promote the well-being of all our associates. We must treat our people fairly and operate within Nelnet standards, protecting the rights of associates, as well as complying with our legal obligations.

We must also seek to reach our potential and deliver high performance. As associates, we must continuously develop our skills and capabilities so we can deliver our commitments to our stakeholders. We aim for a multi-talented and diverse workforce.

WHAT MUST WE DO?
STANDARDS OF PERFORMANCE AND CONDUCT - We must meet the expected standards of performance, behavior, and conduct. The standards are explained in the Associate Handbook. The performance management process is designed to ensure high levels of performance are achieved and maintained. Any discriminatory behavior, harassment or breach of conduct will not be tolerated.

HEALTH, SAFETY AND SECURITY - We must provide a healthy, safe and secure environment for our associates. We must comply with Nelnet standards as well as laws and regulations. As associates, we must:
        o Work in a healthy and safe manner, ensuring our actions or omissions do not put others at risk.
        o Encourage others to work in a healthy and safe manner. Report all accidents and incidents.
        o Bring any hazard in the workplace to the attention of management.

LEARNING AND COMPETENCY - We have a responsibility for continued learning and development. We must maintain the skills and knowledge we need to perform our jobs well and maximize our potential. This means we will identify our learning needs each year and participate in relevant development activities that help us develop new skills and capabilities.

REPORT VIOLATIONS - An officer or associate should promptly report any discrimination or harassment or any complaint of discrimination or harassment to Nelnet People Services or to the Legal Department. Additional information regarding discrimination and harassment may be found in the Associate Handbook.

WHERE CAN WE FIND OUT MORE?
People Services policies and processes are applied consistently across Nelnet. Further information can be obtained through the policies available on the Nelnet Portal (HTTP://HOME.NELNET.INFO/PAGES/DEFAULT.ASPX) or directly from People Services Consultants.

WHAT MUST WE NOT DO?
DISCRIMINATE OR HARASS - Nelnet is committed to providing a workplace free of discrimination and harassment based on race, color, religion, age, gender, national origin, disability, veteran status, or any other basis prohibited by applicable law. Similarly, offensive or hostile working conditions created by such harassment or discrimination will not be tolerated.


--------------------------------------------------------------------------------
Q: I am uncomfortable in my work environment due to the sexually charged comments made by my Manager. How should I handle this?
A: The first step is to notify your Manager that their comments make you uncomfortable and request that they stop making the comments. If you are not comfortable having this conversation, please contact a People Services Consultant. A People Services Consultant must be contacted if the work environment becomes uncomfortable for this or other similar reasons. If you are physically threatened, you should contact People Services directly.
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                                                                         Page 18

13. BE OPEN AND HONEST WITH OUR REGULATORS.
We must demonstrate exemplary governance in all circumstances.

WHY IS THIS IMPORTANT?
Nelnet is committed to exemplary governance and ethics wherever it operates, and we must be able to demonstrate this to all of our stakeholders, including regulators.

Nelnet operates nation-wide and is regulated by a number of entities. Maintaining regulatory relationships is essential to enable Nelnet to continue to grow and for us to serve our customers.

WHAT MUST WE DO?
We must be open, honest, and forthright when dealing with our regulators. If we discover a problem that should be reported to the regulator, contact the Legal or Audit department, and they will be able to advise us how to proceed.

We must never conceal a problem from the regulator. Pursuing this course of action is strictly prohibited and not only is a breach of Nelnet standards, but may also be a breach of law and regulations.

We are expected to extend full cooperation to regulators at all times. If we have any queries about the treatment of regulatory inquiries and relationships, we must contact the Legal department.


--------------------------------------------------------------------------------
Q: If I become aware of a regulatory breach in my department, what should I do?
A: Report it, through your People Manager or directly to the Legal department, who will consider the best approach to take with the regulator. It is essential that you do not ignore breaches. Long term relationships with our regulators can only be built on a basis of trust and openness.
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                                                                         Page 19

14. ADHERE TO THE NELNET STUDENT LOAN CODE OF CONDUCT

I. PROHIBITION OF CERTAIN REMUNERATION TO INSTITUTIONS OF HIGHER
EDUCATION/REVENUE SHARING PROHIBITION

Nelnet shall not provide anything of value to an institution of higher education in exchange for any advantage or consideration related to our student loan activity with respect to the financial aid office, including but not limited to placement on any institution preferred FFELP loan lender list.

II. PROHIBITION OF CERTAIN REMUNERATION TO HIGHER EDUCATION EMPLOYEES/GIFT AND TRIP PROHIBITION

Nelnet shall not provide anything of more than nominal value ($10, or such other amount as may be provided by Federal law) to any officer, trustee, director, employee or agent of an institution of higher education who is involved in the student lending process in such institution's financial aid office.

III. LIMITATIONS ON LENDER ADVISORY BOARDS/ADVISORY BOARD COMPENSATION RULES

Nelnet shall not provide anything of value, including reimbursement of expenses, to any officer, trustee, director, employee or agent of an institution of higher education involved in the student lending process in such institution's financial aid office.

IV. LIMITATIONS ON STAFFING OF FINANCIAL AID OFFICES

Nelnet will not provide, without proper disclosure and transparency, staff for an institution of higher education's financial aid offices at any time where that employee has contact with students other than general debt counseling.

V. PROHIBITION ON USE OF OPPORTUNITY LOANS

Nelnet shall not arrange with an institution of higher education to provide any private loans to borrowers who would otherwise not satisfy Nelnet's credit criteria (so-called "Opportunity Loans") in exchange for other specified loan volume from the institution of higher education or placement on the institution's preferred FFELP loan lender list.

VI. MAINTENANCE OF BORROWER BENEFITS

Nelnet shall take all commercially reasonable steps to ensure that all benefits originally available on a loan remain in force (or offer other benefits substantially identical or better during the repayment phase of the loan) if that loan is transferred or the servicer is changed as long as the original loan is outstanding.

VII. FULL DISCLOSURE OF SALES OF LOANS TO ANOTHER LENDER

Nelnet will disclose to borrowers any agreement between Nelnet and any unaffiliated entity to sell loans if the sale results in Nelnet no longer servicing such loan.

VIII. DISCLOSURE AT THE REQUEST OF INSTITUTIONS OF HIGHER EDUCATION

Upon the request of any institution of higher education, Nelnet shall disclose information concerning the historic default rates of borrowers from said institution, and the rates of interest charged to borrowers from the institution.

IX. PRIVATE EDUCATION LOANS

If a borrower comes through Nelnet's direct-to-consumer channel and Nelnet has a relationship with the school the borrower is attending, Nelnet will offer the borrower the lower of the rate available directly from Nelnet or the rate available if the borrower had gone through the financial aid office to receive their private loan.

X. PREFERRED LENDER LISTS

In connection with recently proposed legislation, Nelnet wants to address choice and competition within the education finance process. Nelnet believes competition and choice on lender lists are critical at both FFELP and Direct Lending schools, and Nelnet supports the proposed requirement of having a minimum of three lenders on each preferred FFELP loan lender list, with at least two being unaffiliated lenders.

Terms of the Nelnet Student Loan Code of Conduct are subject to modification from time to time as changes occur in applicable laws and in the education finance industry. You will be informed of changes to the code as they are made.

15. ADHERE TO THE FEE-BASED BUSINESS GUIDING PRINCIPLES

Nelnet competes for fee-based business beyond the student loan program both within and outside of educational markets. We have developed the following additional guiding principles for Nelnet's fee-based businesses to provide additional clarity to our business functions. However, it must be clear that the Nelnet Code of Conduct applies in ALL circumstances, and the Student Loan Code of Conduct applies in all circumstances where the financial aid office of an institution of higher education or an employee of such office is involved. In addition, any code of conduct established by any third party with whom we are doing business and made known to us shall also be strictly adhered to when interacting with that third party.

I. AVOID CONFLICTS OF INTEREST

Nelnet fee-based businesses shall avoid conflicts of interest or, if conflicts are identified, must take appropriate action to resolve and manage them in an open manner. Conflicts of interest can take many forms and can be actual, potential, or perceived. All must be avoided. Some specific examples and related guidance include:

        a. REVENUE SHARING AGREEMENTS - Unless prohibited by law or other applicable guidance, business operations may include certain revenue sharing agreements to the extent that such revenue sharing agreements are clearly documented and explained. Furthermore, in educational markets, institutions shall be encouraged to be transparent about the agreements and provide disclosure to students and parents as appropriate.(1)

        b. USER GROUPS/ADVISORY BOARDS - Nelnet's customer-centric focus encourages gathering and implementing customer feedback. Unless prohibited by other guidance, Nelnet may request that individuals from clients, prospective clients, educational institutions (both higher education and K-12), governmental entities, or trade associations serve on user groups or advisory boards. Nelnet will not provide remuneration for such services but may provide reasonable limited reimbursement of travel and entertainment costs.

        c. SPONSORSHIPS/DONATIONS/AWARDS OF SCHOLARSHIP DOLLARS - Nelnet may provide sponsorships for events involving clients, prospective clients, educational institutions (both higher education and K-12), government entities, or trade organizations to the extent that the business purpose of the event is documented. The sponsorship, donation, or award shall not be given in exchange for business or a promise for future business and all participation shall include an acknowledgement that sponsorship of the event is in no way a quid pro quo for additional business or unrelated activities.

                o All conference or convention sponsorships must be reviewed and approved in advance by the appropriate Managing Director ("MD") or Executive Director ("ED"). (For sponsored events involving higher education entities or organizations, a Nelnet representative must be present.)

        d. STAFFING/CUSTOMER CONTACT CENTERS - In educational markets, Nelnet fee-based business employees shall identify themselves as employees of Nelnet (or the appropriate Nelnet affiliate) when calling on behalf of an educational institution to provide service to students or parents. If an institution specifically requests that such disclosure is not made, that request must be made and explained in writing, signed by an appropriate institution administrator, and approved by the appropriate Managing or Executive Director.

------------
(1) Specifically, fee-based businesses dealing with educational institutions will include appropriate language in their agreements, which set forth the policy on revenue sharing or refunds. Agreements must also indicate that revenue sharing is not an inducement for loans or in any way connected to loan business or opportunities.

        e. LENDING RELATIONSHIPS - Nelnet fee-based businesses shall not provide anything of value, including discounts on fee-based products, to an institution of higher education in exchange for any advantage or consideration related to student lending with respect to the financial aid office, including, but not limited to, placement on any institution's preferred lender list.

II. AVOID BEING COMPROMISED OR COMPROMISING OUR CUSTOMERS BY GIFTS AND ENTERTAINMENT

Gifts, business entertainment, or other benefits are a part of most business relationships. However, problems arise when the benefits are excessive or appear to compromise the integrity of commercial relationships. Corporate gifts and reimbursement of travel or business entertainment expenses must be tasteful, reasonable, not of excessive value, and conform to applicable corporate guidelines.

        a. BUSINESS MEALS AND ENTERTAINMENT - Nelnet will establish reasonable limitations on spending related to meals and entertainment for various business units. Unless governed by other guidance (such as the Student Loan Code of Conduct), expenditures for meals and entertainment should not exceed $200 per person/day.

                o Any exceptions to this must be reasonable and approved in advance, in writing by the appropriate MD or ED. The exception approval must be submitted with the expense report. In instances where pre-approval was not possible, the expense will be reviewed by the MD or ED immediately. All exceptions will be reviewed monthly by the CFO.

        b. REIMBURSEMENT OF TRAVEL AND LODGING - Nelnet's fee-based business may provide limited reimbursement of travel, meals, and lodging to the extent that a MD or above has established reasonable criteria and guidelines in writing. Specifically:

                o Unless pre-approved, Nelnet will not cover travel or lodging costs for annual user group meetings.

                o Nelnet may reimburse travel and lodging costs for "early adopter" participants or under limited circumstances the travel costs of certain customers who incur travel costs at the request of the company. Such costs shall generally be limited to:
                        -       best available coach fare up to $599 roundtrip
                        -       standard hotel room up to $200 per night
                        - meals and organized entertainment up to $200 per person/per day.

Any exceptions to this must be reasonable and approved in advance, in writing by the appropriate MD or ED. The exception approval must be submitted with the expense report. In instances where pre-approval was not possible, the expense will be reviewed by the MD or ED immediately. All exceptions will be reviewed monthly by the CFO.

COMPLIANCE AND ENFORCEMENT

Questions of interpretation or application of this Code regarding a particular situation should be addressed to the Legal department. These requests can be made in writing or orally and will be handled discretely. Compliance with this Code is a condition of employment for each officer and associate. Conduct contrary to this Code is outside of the scope of employment. Associates are encouraged to talk to Supervisors, People Services Consultants or a Nelnet officer when in doubt about the best course of action in a particular situation.

ANY SUSPECTED VIOLATION OF APPLICABLE LAWS, RULES OR REGULATIONS OR THIS CODE, INCLUDING ANY TRANSACTION OR RELATIONSHIP THAT REASONABLY COULD BE EXPECTED TO GIVE RISE TO A CONFLICT OF INTEREST, SHOULD BE REPORTED PROMPTLY TO CORPORATE LEGAL OR ITS DESIGNEE, WITHOUT REGARD TO THE USUAL LINES OF REPORTING. NO ADVERSE ACTION WILL BE TAKEN AGAINST ANY ASSOCIATE FOR MAKING A COMPLAINT OR DISCLOSING INFORMATION IN GOOD FAITH, AND ANY OFFICER OR ASSOCIATE WHO RETALIATES IN ANY WAY AGAINST AN ASSOCIATE WHO IN GOOD FAITH REPORTS ANY VIOLATION OR SUSPECTED VIOLATION OF THE NELNET CODE OF CONDUCT WILL BE SUBJECT TO DISCIPLINARY ACTION, INCLUDING TERMINATION. ANY VIOLATION OF THE NELNET CODE OF CONDUCT WILL BE GROUNDS FOR IMMEDIATE DISCIPLINARY ACTION UP TO AND INCLUDING TERMINATION.

AMENDMENT, MODIFICATION AND WAIVER
Any amendment or modification of the Nelnet Code of Conduct must be approved by the Company's Board of Directors. Any waiver of the Nelnet Code of Conduct for non-executive officers or associates may be granted by the Chief Executive Officer. Any waiver of this Code for Directors or Executive Officers may be granted only by the Board of Directors or a duly authorized committee of the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, the rules associated with it and the applicable rules of the New York Stock Exchange.